As filed with the Securities and Exchange Commission on February 22, 2013
Registration No. 333-147167

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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OPEXA THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	76-0333165 (I.R.S. Employer Identification Number)

2635 Technology Forest Blvd.
The Woodlands, Texas 77381
(281) 272-9331
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
———————————
Neil K. Warma
2635 Technology Forest Blvd.
The Woodlands, Texas 77381
(281) 272-9331
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
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Copy to:
Mike Hird, Esq.
Patty M. DeGaetano, Esq.
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, CA 9130
(619) 234-5000
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Approximate date of commencement of proposed sale to the public:  This post-effective amendment withdraws from registration all warrants issued to purchase common stock and warrants to purchase Series E warrants under Registration Statement No. 333-147167.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if smaller reporting company)

WITHDRAWAL OF SECURITIES FROM REGISTRATION

Opexa Therapeutics, Inc. (the “Company”) filed a Registration Statement on Form SB-2 (Commission File No. 333-147167), which was declared effective by the Securities and Exchange Commission on February 13, 2008, and subsequently amended by Post-Effective Amendment No. 1 to Form SB-2 on Form S-3 which was declared effective on October 7, 2009, and Post-Effective Amendment No. 2 to Form SB-2 on Form S-3 which was declared effective on December 1, 2009 (collectively, the “Registration Statement”).

PRESENTATION NOTE:  Share numbers have been adjusted to reflect the Company’s 1-for-4 reverse stock split of its common stock which was effective December 14, 2012.

The Company originally consummated the sale of 875,000 shares of common stock (3,500,000 pre-split) and 875,000 Series E Warrants (3,500,000 pre-split) on February 13, 2008, and subsequently the underwriters exercised their over allotment option and the Company sold an additional 131,250 Series E Warrants (525,000 pre-split).  The Company also issued to the underwriters warrants to purchase 87,500 shares of common stock (350,000 pre-split) and warrants to purchase 87,500 Series E Warrants (350,000 pre-split).

An aggregate of 12,050 Series E Warrants (48,200 pre-split) were exercised, and 1,020,866 unexercised Series E Warrants (4,083,463 pre-split) expired on February 19, 2013.  The offering terminated on the warrant expiration date.  An aggregate of 39,457 broker warrants to purchase common stock (157,827 pre-split) were exercised, and 48,043 unexercised broker warrants to purchase common stock (192,173 pre-split) expired on such date.  An aggregate of 27,044 broker warrants to purchase Series E Warrants (108,176 pre-split) were exercised, and 60,456 broker warrants to purchase Series E Warrants (241,824 pre-split) expired on such date.

On February 20, 2013, the NASDAQ Stock Market LLC filed a Form 25 Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the Series E Warrants.  The Company intends to file a Form 15 with respect to the Series E Warrants to terminate its duty to file reports under Section 13(a) and 15(d) of the Exchange Act.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 3 to withdraw from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, in the City of The Woodlands, State of Texas, on the 22nd day of February, 2013.

OPEXA THERAPEUTICS, INC.

By:	/s/ Neil K. Warma
Name:	Neil K. Warma
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil K. Warma	President, Chief Executive Officer and Director	February 22, 2013
Neil K. Warma	(Principal Executive Officer)

/s/ David E. Jorden	Acting Chief Financial Officer and Director	February 22, 2013
David E. Jorden	(Principal Financial and Accounting Officer)

	Director	February 22, 2013
Gail J. Maderis

*	Director	February 22, 2013
Michael S. Richman

*	Director	February 22, 2013
Scott B. Seaman

* By: /s/ Neil K. Warma
Neil K. Warma, power of attorney

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